February 26, 2003


James B. Wiegand, President
Akid Corporation
10077 E. County Line Road
Longmont, Colorado 80501

         Re:   Binding Letter of Intent

Dear Jim:

     This Binding Letter of Intent ("Letter of Intent") sets forth the terms upon which ACTON International, Ltd., a Nebraska corporation ("ACTON"), intends to enter into a definitive agreement (the "Definitive Agreement") to merge ACTON International, Ltd. into either ACTON Acquisition Corp. ("Merger Sub"), a Colorado corporation to be formed as a wholly-owned subsidiary of Akid Corporation, a Colorado corporation or Akid Corporation, a Colorado, corporation (the acquiring entity will be referred to herein as "Akid"). The determination of whether Merger Sub is a necessary intermediary step will be determined by both party's attorneys. In either event, ACTON will be merged into Akid. The proposed merger is hereinafter referred to as the "Transaction". This letter also addresses certain additional matters related to the Transaction.

     In consideration of the mutual covenants set forth below, ACTON and Akid agree as follows:

     1. Proposed Terms.
     ------------------

     Attached as Exhibit A is a Term Sheet for the Transaction. The Term Sheet summarizes the current status of the agreement between ACTON and Akid with respect to the Transaction. Although the parties hereby agree that they will proceed with the Transaction on the terms set forth in the Term Sheet, the terms contained in the Term Sheet are subject to change based upon new information regarding tax or other issues discovered in the course of the parties' respective due diligence review. The obligations of the parties to consummate the Transaction will be subject in all respects to the satisfaction of the conditions precedent contained herein.

     2. Conditions Precedent to the Transaction.
     -------------------------------------------
     The respective obligations of ACTON and Akid to consummate the Transaction are subject to the satisfaction of the following conditions precedent:

          A. Due Diligence.
          -----------------
          Each party must complete its due diligence review of the other party's business, financial condition, assets, contractual relationships, compliance with laws and regulatory requirements, obligations (fixed and contingent), liabilities, employee relationships, ongoing litigation or threats of litigation and other matters pertaining to its business and affairs and, based upon such review, must be satisfied, in its sole and exclusive discretion, with the results thereof. Each party agrees to provide to the other party and its agents complete and timely access to all of such party's books, records, personnel and facilities for purposes of conducting such review;

          B. ACTON Audit.
          ---------------
          The independent auditors selected by ACTON must complete their audit of the financial statements of ACTON for its fiscal year ended June 30, 2002 and the final audit report issued by such auditors may not contain any material qualifications or exceptions.

          C. Consents and Approvals.
          --------------------------
          The parties will have obtained all waivers, permits, consents, approvals or other authorizations, and effected all registrations, filings and notices, which are required on their respective part to consummate the Transaction;

          D. Representations and Warranties.
          ----------------------------------
          The representations and warranties, in form and substance as are customary for transactions of a nature comparable to the Transaction, of ACTON and Akid, as the case may be, as made to the other in the Definitive Agreement will be true and correct in all material respects, in each case as of the date made by such party and as of the closing date of the Transaction;

          E. No Legal Proceedings Pending.
          --------------------------------
          No action, suit, claim, arbitration, investigation or other legal proceeding will be pending or threatened before any governmental entity or arbitrator wherein an unfavorable judgment, order, decree or determination would prevent consummation of the Transaction or have a material adverse effect on the business, operations, financial condition or contractual relationships of either ACTON and Akid;

          F. Corporate Approval.
          ----------------------
          The Definitive Agreement and the Transaction must be approved by the respective Boards of Directors of ACTON and Akid and by the holders of the requisite percentage of shares of each of ACTON and Akid as prescribed by applicable law and the respective charter documents of the parties as necessary to authorize corporate approval thereof.

          G. Merger Agreement.
          --------------------
          Within five (5) business days of the execution of this Letter of Intent, Akid will provide ACTON with a Merger Agreement. The parties will negotiate in good faith, based upon the terms provided in the attached Term Sheet with the goal of executing the Merger Agreement within

          H. Five (5) business days of its delivery to ACTON.
          ---------------------------------------------------
          The transaction will be consummated within five (5) business days of the ACTON certified financial statements as provided above.

     3. No Sales of Akid Stock.
     --------------------------
     James Wiegand will not sell or otherwise transfer, any shares of common stock of Akid, except with the prior written agreement of ACTON, such agreement not to be unreasonably withheld

     4. Governing Law.
     -----------------
     This agreement will be governed by the internal laws of the State of Nebraska applicable to contracts wholly executed and performed therein.

     5. Other Negotiations.
     ----------------------
     Between the date hereof and March 31, 2003, or such earlier date as ACTON and Akid mutually agree to discontinue their respective obligation to consummate the Transaction due to the failure of any condition precedent set forth herein to be satisfied as contemplated hereby (the "Expiration Date"), each of ACTON and Akid will not (and each will use its respective best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf), directly or indirectly, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with each other) regarding any acquisition of ACTON or Akid, as the case may be, any merger or consolidation with or involving ACTON or Akid, as the case may be, or any acquisition of any material portion of the stock or assets of ACTON or Akid, as the case may be. Each of ACTON and Akid agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will either ACTON or Akid accept or enter into an agreement concerning any such third party transaction.

     Please contact me if you have any questions regarding the content of this letter. Otherwise, please indicate the concurrence of Akid with this letter by executing two copies of it in the space provided below and returning one such copy to me at your earliest convenience. I look forward to the successful completion of the discussions contemplated by this letter.


                                             Very truly yours,

                                             ACTON International, Ltd.

                                             By: /s/ Jonathan C. Lambert
                                                 -------------------------------
                                                 Jonathan C. Lambert, Chairman

                                             BY: /s/ Lynn T. Leffert
                                                 -------------------------------
                                                 Lynn T. Leffert, Vice Chairman



AGREED TO AND ACCEPTED:

AKID  CORPORATION


By: /s/ James B. Wiegand
    -----------------------------
    James B. Wiegand, President

                                   TERM SHEET

STRUCTURE
---------

o The Transaction will be accomplished through the merger of Akid, with and into ACTON in a merger that qualifies for tax deferred treatment under the Internal Revenue Code.



     Terms:

     1. Upon receipt of $15,000 cash earnest money Akid will do a 2 for 1 reverse stock split.

     2. Immediately prior to the consummation of the Transaction, ACTON will cause the purchase of 100,000 shares (post reverse split) of Jim Wiegand's shares of Akid common stock for $37,500. The purchase price will be paid in cash.

     3. Subsequent to the consummation of the Transaction, the original Akid stockholders will own 3.5% of the reconstituted company. In the event that shares of the reconstituted company fail to trade on the OTCBB prior to September 30, 2003, then in that event, as liquidated damages for the delay suffered by ACTON, the original Akid shareholders will each return one-half of their shares for cancellation, netting their stock ownership to 1.75% of the reconstitued company. However, if a delay is caused by ACTON's failure to provide documentation in a timely manner, then additional days will be added to the September 30, 2003 deadline.

     4. ACTON and Akid have a grace period of ten business days subsequent to signing this Letter of Intent within which to terminate all obligations within this Letter of Intent and have no obligations to the other party, including but not limited to contractual damages.




REPRESENTATIONS AND WARRANTIES
------------------------------

o    The  Definitive  Agreement  will  contain  customary   representations  and
     warranties of each of Akid, ACTON and, if necessary, Merger Sub concerning the following:

     o Such party is duly incorporated and in good standing in the state of its incorporation and is qualified and in good standing in each state where it is required to be qualified as a foreign corporation to conduct business in such state;

     o Such party has the requisite corporate power and authority to enter into the Definitive Agreement and to consummate the Transaction;

     o The execution and delivery of the Definitive Agreement by such party and the consummation of the Transaction will not conflict with, or result in any violation of, or default under (i) its Articles of Incorporation or Bylaws, (ii) any lease or other agreement, to which it is a party, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party;

     o Acton has delivered to Akid its audited financial statements for each of its last three fiscal years and such financial statement, as delivered, will have been prepared in accordance with generally accepted accounting principles; Akid has delivered to ACTON its audited financial statements dated April 31, 2002 and unaudited stub periods as of July 31, and October 31, 2002;

     o The capitalization of such party, including as to options, warrants and other rights to acquire any equity interest in such party;

     o The absence of any material changes in the business or financial condition of such party since the date of its most recent audited balance sheet and the absence of any undisclosed liabilities;

     o    Any material litigation or threatened litigation involving such party;
          o The valid ownership of its tangible and intangible assets, without infringement of the rights of third parties;

     o Material contracts of such party and the due enforceability of such contracts against the other parties thereto;

     o    Environmental and tax matters relating to such party;

     o    Such party's relations with its employees;

     o Such party's maintenance of insurance coverage, including errors and omissions and general liability insurance; and

     o With respect to Akid, it must represent and warrant that it has timely filed all reports, proxy statements, registration statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, and that such documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

EXEMPTION FROM REGISTRATION
---------------------------

o The shares of Akid Common Stock issuable to the shareholders of Spooz will be issued pursuant to Regulation D, as promulgated by the SEC under the Securities Act of 1933, as amended.

COVENANTS
---------

o Prior to the closing of the Transaction, all indebtedness, if any, of Akid will be forgiven and discharged by the obligee(s) thereof pursuant to a written instrument executed by such obligee(s) in favor of Akid.

o Promptly following the signing of the Definitive Agreement, ACTON, if required by applicable law, will prepare and file with the SEC preliminary proxy materials to solicit shareholder approval of the Transaction and other matters contemplated thereby and, promptly following the clearance of such materials by the SEC for use in the shareholder solicitation, will distribute the same to its shareholders and convene a meeting of its shareholders in compliance with its charter, bylaws and applicable law.

INDEMNIFICATION
---------------

o Appropriate indemnification will be provided by the shareholders of each of ACTON and Akid, as constituted immediately prior to the Transaction, to provide adequate security to the other for existing claims against such party and breaches of representations, warranties and covenants of such party for a period of two years from the closing of the Transaction. No claim will be made until the aggregate value of all claims of such party exceeds $100,000.

FEES AND EXPENSES
-----------------

o The parties will pay their own fees and expenses incurred in connection with the Transaction, including all reasonable legal and accounting fees and expenses, whether or not the Transaction is consummated, and any actions taken by either party in reliance on this Term Sheet will be at such party's sole risk and expense.

DEFINITIVE AGREEMENT AND CLOSING
--------------------------------

o The parties agree that they will proceed to negotiate the Definitive Agreement governing the Transaction with the intent to finalize and execute the agreement and consummate the transaction.

o Following the execution of the Definitive Agreement and if approval of the holders of Akid and ACTON is required under applicable law, the parties will cooperate with each other to promptly submit preliminary proxy materials with the SEC and take such other actions as are necessary or advisable to obtain shareholder approval of the Transaction.